Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 5, 2019 (except for the seventh paragraph of Note 1 to the financial statements, as to which the date is         , 2019), in Amendment 1 to the Registration Statement (Form S-1 No. 333-230837) and related Prospectus of NextCure, Inc. for the registration of 5,000,000 shares of its common stock.

Ernst & Young LLP

Tysons, VA

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in the seventh paragraph of Note 1 to the financial statements.

/s/ Ernst & Young LLP

Tysons, VA

April 29, 2019